Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

Armstrong Flooring Announces Final Results

Of Modified “Dutch Auction” Self-Tender Offer

Company Purchases 4,504,504 Shares of Common Stock at $11.10 Per Share

Lancaster, PA. June 21, 2019 – Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”) announced today the final results of its modified “Dutch auction” self-tender offer to repurchase up to $50,000,000 in cash of its common stock, which expired at 12:00 a.m., New York City time, at the end of June 14, 2019.

Based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the self-tender offer, 4,991,207 shares of Armstrong Flooring’s common stock, were properly tendered (and not properly withdrawn) at the final purchase price of $11.10 per share.

Because the tender offer was oversubscribed, the Company purchased only a prorated portion of the shares properly tendered by each tendering shareholder (other than “odd lot” holders whose shares were purchased on a priority basis) at the final purchase price of $11.10 per share. Based on the final tender count, and taking into consideration the effect of odd lot priority and conditional tenders on the proration factor, the final proration factor for the tender offer was 97.14% of the shares properly tendered at the final purchase price of $11.10 per share.

Accordingly, Armstrong Flooring has accepted for purchase 4,504,504 shares of its common stock at the final purchase price of $11.10 per share, for a total cost of approximately $50,000,000, excluding fees and expenses relating to the self-tender offer. The common stock accepted for purchase in the self-tender offer represent approximately 17.3% of Armstrong Flooring’s issued and outstanding common stock as of June 14, 2019. The depositary for the self-tender offer will promptly pay for the common stock accepted for purchase. Armstrong Flooring will fund the repurchase of common stock in the self-tender offer using a portion of its cash and cash equivalents on hand.

Goldman Sachs & Co. LLC is serving as dealer manager for the self-tender offer. Innisfree M&A Incorporated is serving as information agent for the self-tender offer and American Stock Transfer & Trust Company, LLC is serving as depositary for the self-tender offer. Shareholders who have questions or need information about the self-tender offer may contact Innisfree M&A Incorporated at 1-888-750-5834.

ABOUT ARMSTRONG FLOORING

Armstrong Flooring, Inc. is a global leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is North America’s largest producer of resilient flooring products. The company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. For additional information, please visit www.armstrongflooring.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Disclosures in this release, including without limitation, statements as to the amount, timing and manner of the Company’s self-tender offer, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

INVESTOR & MEDIA RELATIONS CONTACT

Investors:

Douglas Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

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